Exhibit 27(h)(3)(a)

AMENDMENT NO. 2

to the

FUND PARTICIPATION AGREEMENT

AMENDMENT, dated as of November 15, 2003, to the Fund Participation Agreement dated as of the 1st day of May, 2000 (the “Agreement”), by and between Scudder Investments VIT Funds (formerly, Deutsche Asset Management VIT Funds Trust) (“Trust”), Bankers Trust Company (“Adviser”), and United Investors Life Insurance Company (“Life Company”).

WHEREAS, WHEREAS, Trust, Life Company and Adviser wish to revise Appendix A to the Agreement in its entirety;

NOW, THEREFORE, in accordance with Section 10.10 of the Agreement, Trust, Life Company, Adviser and DAMI hereby agree as follows:

Appendix A to the Agreement is hereby amended, and restated in its entirety, by the Appendix A attached to this Amendment.

Except as expressly set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

SCUDDER INVESTMENTS VIT FUNDS

By:_/s/ Bruce A. Rosenblum
Name: Bruce A. Rosenblum
Title: Assistant Secretary

UNITED INVESTORS LIFE INSURANCE COMPANY

By:_/s/ John H. Livingston
Name: John H. Livingston
Title: Secretary & Counsel

DEUTSCHE ASSET MANAGEMENT, INC.

By:/s/ William G. Butterly, III
Name: William G. Butterly, III
Title: General Counsel

Appendix A

(Revised effective November 15, 2003)

To Participation Agreement by and among Scudder Investments VIT Funds, Deutsche Asset Management, Inc. and United Investors Life Insurance Company

List of Portfolios:

Scudder Investments VIT Funds – Small Cap Index Fund

Scudder Investments VIT Funds – EAFE Equity Index Fund

Scudder Investments VIT Funds – Equity 500 Index Fund